EXHIBIT 99

SUPERIOR BANCORP ANNOUNCES FIRST QUARTER 2008 EARNINGS

•	First quarter 2008 earnings per share: $0.07
•	Assets up 21%: $3.0 billion vs. $2.5 billion
•	Loans up 23%: $2.1 billion vs. $1.7 billion
•	Customer deposits up 24%: $2.1 billion vs. $1.7 billion
•	1-for-4 Reverse stock split effective April 28, 2008

Birmingham, Alabama, April 28, 2008: Superior Bancorp (NASDAQ: SUPRD until May 27, 2008; SUPR thereafter) announced today its first quarter 2008 earnings. A summary of its results is provided below and in the attached selected financial data.

	As of and for the Quarter Ended
(Dollars in thousands, except per share data)	March 31, 2008	March 31, 2007
Total assets	$2,963,899	$2,451,810
Total loans, net of unearned income	2,066,192	1,675,317
Total deposits, excluding brokered certificates of deposit	2,107,123	1,694,524
Net income	695	2,298
Net income per common share (1)	0.07	0.26
Total branches	74	60
(1) - Retroactively restated to reflect 1-for-4 reverse stock split effective April 28, 2008.

CEO Stan Bailey stated, “Our priorities in the current credit cycle are managing the quality of our balance sheet, fulfilling the potential of our 20 new branches, obtaining customers from our new foreign and ‘big bank’ competition, running a profitable operation and remaining a ‘well capitalized’ bank. Our first quarter performance is consistent with these priorities.”

First Quarter 2008 Performance

First quarter 2008 net income was $695,000, or $.07 per share, compared to $1.9 million for the fourth quarter of 2007 and $2.3 million for the first quarter of 2007. First quarter 2008 net income includes the effect of $1.4 million, net of tax effect, in new branch overhead expense and $564,000, net of tax effect, in core deposit intangible amortization compared to first quarter 2007 core deposit amortization of $192,000, net of tax effect. First quarter 2007 results do not include the effect of Superior Bancorp’s acquisition of People’s Community Bancshares, Inc., which was completed on July 27, 2007.

Superior Bancorp’s total deposits, excluding brokered certificates of deposit, at March 31, 2008, increased 1.2% (4.9% annualized) to $2.1 billion from December 31, 2007 and increased 24% from March 31, 2007. The acquisition of People’s Community Bancshares, Inc. accounted for approximately 16% of the deposit growth since March 31, 2007. As of March 31, 2008 Superior Bancorp’s de novo branches accounted for approximately $208 million of core deposits, predominantly from new customer relationships. Customer dislocation resulting from recent merger activities in Superior’s markets also contributed to the deposit performance. Loans increased to $2.1 billion at March 31, 2008, an increase of 2.4% (9.6% annualized) from December 31, 2007 and 23.3% from March 31, 2007.

Credit Quality

With regard to credit quality at March 31, 2008, non-performing assets (“NPAs”) were 1.81% of total loans plus NPAs compared to 1.47% at December 31, 2007, which is in line with management’s expectations. The $7.8 million NPA increase during the first quarter of 2008 was predominantly located in Superior’s Florida segment, with the largest exposure being one relationship of approximately $1.3 million and several smaller real estate credits. The increase also included one real estate relationship in the Alabama segment of about $2.7 million in addition to several smaller credits.

Non-performing loans (“NPLs”) to total loans increased to 1.49% at March 31, 2008 from 1.26% at December 31, 2007, with the increase primarily related to the construction and single-family residential portfolios, which collectively accounted for approximately 86% of the total increase.   Allowance for loan losses to NPLs decreased to 75.42% at March 31, 2008 from 90.31% at December 31, 2007.

Overall past due loans declined during the first quarter with the 90 days past due (DPD) and still accruing category moving to 0.00% from 0.10% as a percentage of total loans at December 31, 2007. Loans in the 30-89 DPD category increased to 1.25% from 1.13% as a percentage of total loans at December 31, 2007.

Net loan charge-offs as a percentage of average loans were 0.29% during the first quarter of 2008, compared to 0.33% and 0.24% during the fourth quarter of 2007 and the year ended December 31, 2007, respectively. Of the $1.5 million net charge-offs in the first quarter of 2008, approximately 40% were 1-4 family mortgage-related, 24% were commercial real estate-related and 27% were in the consumer finance subsidiaries.

The provision for loan losses increased to $1.9 million in the first quarter of 2008, compared to $1.7 million in the fourth quarter of 2007 and $705,000 in the first quarter of 2007. This increase in the provision maintained the allowance for loan losses at 1.13% of net loans, or $23.3 million, at March 31, 2008, compared to 1.13% of net loans or $22.9 million, at December 31, 2007. Superior’s management believes the allowance for loan losses at March 31, 2008 is appropriate to absorb any possible losses in the loan portfolio. Management’s assessment of Superior’s credit quality is based on various internal and external factors that affect the collectability of loans. Management is constantly monitoring and assessing these factors through a consistent methodology of estimating the allowance for loan losses.

1-for-4 Reverse Stock Split

On April 28, 2008, Superior Bancorp completed a 1-for-4 reverse stock split of its issued and outstanding shares of common stock, reducing the number of authorized shares of common stock from 60,000,000 to 15,000,000 and the number of common shares outstanding from 40,211,230 to 10,052,808. This action brings Superior’s authorized common shares and common shares outstanding in line with peer community banks. All disclosures regarding common stock and related per share information have been retroactively restated for all periods presented to reflect the reverse stock split. The 1-for-4 reverse stock split is effective in the market as of the open of business Monday, April 28, 2008 and Superior’s new symbol is SUPRD. The "D" will be removed from the symbol as of the open of business Tuesday, May 27, 2008.

De Novo Branch Expansion

In furtherance of Superior’s de novo branch strategy, the company has opened 18 of 20 planned new branches since September 2006 in key Alabama and Florida markets, representing approximately $208 million of core deposits as of March 31, 2008. For the first quarter of 2008, after-tax overhead expense associated with the new branches was $1.4 million, representing an approximately 3% annualized premium on deposits. Two more Alabama branches are scheduled to open before the end of 2008. Upon completion, Superior Bancorp will have invested approximately $25 to $30 million toward its de novo branch expansion program.

Capital

Superior Bank continues to be categorized as “well capitalized” under regulatory guidelines with a total risk-based capital ratio of 10.43% as of March 31, 2008. Other key equity ratios of Superior Bank at March 31, 2008 were total equity to total assets of 13.58% and tangible equity to tangible assets of 7.74%.

Outlook

The entire banking industry is operating in an adverse environment relative to maximizing short-term performance. Factors such as the challenging credit cycle, housing softness, gloomy media coverage, weakened consumer confidence and dramatic Federal Reserve rate reductions provide a stiff headwind in 2008. At Superior, management continues to adapt to these factors while remaining focused on taking the actions that management believes will ultimately result in enhanced shareholder value.

About Superior Bancorp

Superior Bancorp is a $3.0 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank and the third largest U. S. owned bank headquartered in Alabama. Superior Bank has 74 branches with 43 locations throughout the state of Alabama and 31 locations in Florida. Superior Bank currently has two new branches planned for Alabama during the remainder of 2008 in addition to those that have opened since September 2006.

Superior Bank operates 22 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in their analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this Annual Report on Form 10-K, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; and (12) regulatory, legal or judicial proceedings.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Mark Tarnakow, Chief Financial Officer, (205) 327-3608

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Financial Condition
(Dollars In Thousands)

	March 31,		December 31,
	2008	2007	2007
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$67,057	$47,339	$52,983
Interest bearing deposits in other banks	5,515	12,447	6,916
Federal funds sold	10,647	14,889	3,452
Investment securities available for sale	367,975	342,837	361,171
Tax lien certificates	12,085	12,188	15,615
Mortgage loans held for sale	41,789	28,059	33,408
Loans, net of unearned income	2,066,192	1,675,317	2,017,011
Less: Allowance for loan losses	(23,273)	(18,977)	(22,868)
Net loans	2,042,919	1,656,340	1,994,143
Premises and equipment, net	104,687	95,689	104,799
Accrued interest receivable	15,566	13,440	16,512
Stock in FHLB	19,227	13,383	14,945
Cash surrender value of life insurance	45,731	40,895	45,277
Goodwill and other intangibles	186,519	128,743	187,520
Other assets	44,182	45,561	48,684

Total assets	$2,963,899	$2,451,810	$2,885,425

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$226,256	$189,729	$207,602
Interest-bearing - brokered certificates of deposit	58,761	166,169	118,893
- customer deposits	1,880,867	1,504,795	1,874,116
Total deposits	2,165,884	1,860,693	2,200,611

Advances from FHLB	312,832	200,840	222,828
Federal funds borrowed and security repurchase agreements	6,619	23,022	17,075
Notes payable	9,500	5,993	9,500
Junior subordinated debentures owed to unconsolidated subsidiary trusts	53,658	43,859	53,744
Accrued expenses and other liabilities	63,571	38,872	31,625
Total liabilities	2,612,064	2,173,279	2,535,383

Stockholders' Equity
Convertible preferred stock, par value $.001 per share; authorized 5,000,000 shares; -0- shares issued and outstanding	-	-	-
Common stock, par value $.001 per share; authorized 15,000,000 shares;
shares issued 10,373,556, 8,684,761, and 10,380,658 respectively;
outstanding 10,052,808, 8,664,592, and 10,027,079, respectively	11	9	10
Surplus	329,008	254,020	329,232
Retained earnings	34,252	28,234	33,557
Accumulated other comprehensive gain (loss)	966	(1,024)	174
Treasury stock, at cost	(11,364)	(716)	(12,309)
Unearned ESOP stock	(582)	(1,992)	(622)
Unearned restricted stock	(456)	-	-
Total stockholders' equity	351,835	278,531	350,042

Total liabilities and stockholders' equity	$2,963,899	$2,451,810	$2,885,425

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2008	2007	2007
	(Unaudited)
Interest income
Interest and fees on loans	$37,346	$34,312	$150,443
Interest on investment securities:
Taxable	4,052	4,439	17,174
Exempt from Federal income tax	430	129	897
Interest on federal funds sold	80	127	471
Interest and dividends on other investments	644	737	2,944

Total interest income	42,552	39,744	171,929

Interest expense
Interest on deposits	20,253	17,468	79,667
Interest on FHLB advances and other borrowings	2,792	3,249	12,971
Subordinated debentures	1,015	993	4,129

Total interest expense	24,060	21,710	96,767

Net interest income	18,492	18,034	75,162

Provision for loan losses	1,872	705	4,541

Net interest income after provision for loan losses	16,620	17,329	70,621

Noninterest income
Service charges and fees on deposits	2,103	1,786	7,957
Mortgage banking income	1,266	950	3,860
Investment securities gains	402	243	308
Change in fair value of derivatives	1,050	(152)	1,310
Increase in cash surrender value of life insurance	552	448	1,895
Other income	1,228	811	4,027

Total noninterest income	6,601	4,086	19,357

Noninterest expenses
Salaries and employee benefits	12,141	10,098	42,316
Occupancy, furniture and equipment expense	4,060	3,127	13,391
Amortization of intangibles	896	304	1,691
Loss on extinguishment of debt	-	-	1,469
Merger related costs	108	319	639
Loss on termination of ESOP	-	-	158
Other operating expenses	5,059	4,178	18,559

Total noninterest expenses	22,264	18,026	78,223

Income before income taxes	957	3,389	11,755

Income tax expense	262	1,091	4,134

Net income	$695	$2,298	$7,621

Basic net income per common share	$0.07	$0.27	$0.82
Diluted net income per common share	$0.07	$0.26	$0.82

Weighted average common shares outstanding	10,011	8,610	9,244
Weighted average common shares outstanding, assuming dilution	10,045	8,760	9,333

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
	As of and for the Three-Months		As of and for the Year
	Ended March 31,		Ended December 31,
	2008	2007	2007
Selected Average Balances :
Total assets	$2,897,591	$2,422,721	$2,620,962
Loans, net of unearned income	2,032,730	1,647,768	1,814,032
Mortgage loans held for sale	37,582	19,626	24,997
Investment securities	347,167	352,789	350,561
Total interest-earning assets	2,472,689	2,077,159	2,246,177
Noninterest-bearing deposits	216,745	179,567	191,066
Interest-bearing deposits	1,982,981	1,649,267	1,790,719
Advances from FHLB	246,247	207,851	221,831
Federal funds borrowed and security repurchase agreements	8,389	23,984	17,061
Junior subordinated debentures owed to unconsolidated subsidiary trusts	53,707	43,936	48,557
Total interest-bearing liabilities	2,304,554	1,934,405	2,088,719
Stockholders' equity	351,350	276,419	308,272

Per Share Data (8):
Net income - basic	$0.07	$0.27	$0.82
- diluted	$0.07	$0.26	$0.82
Weighted average common shares outstanding - basic	10,011	8,610	9,244
Weighted average common shares outstanding - diluted	10,045	8,760	9,333
Common book value per share at period end	$35.00	$32.14	$34.91
Tangible common book value per share at period end	$16.44	$17.29	$16.21
Common shares outstanding at period end	10,053	8,665	10,027

Performance Ratios and Other Data:
Return on average assets(1)	0.10%	0.38%	0.29%
Return on average tangible assets	0.10	0.41	0.31
Return on average stockholders' equity(1)	0.80	3.37	2.47
Return on average tangible equity	1.70	6.33	4.91
Net interest margin(1)(2)(3)	3.04	3.53	3.37
Net interest spread(1)(3)(4)	2.76	3.22	3.04
Noninterest income to average assets(1)(5)	0.72	0.66	0.67
Noninterest expense to average assets(1)(6)	2.95	2.91	2.83
Efficiency ratio (7)	88.92	78.79	79.48
Average loan to average deposit ratio	94.12	91.17	92.80
Average interest-earning assets to average
interest bearing liabilities	107.30	107.38	107.54
Intangible assets - goodwill	$162,466	$113,988	$162,466
- core deposit intangible ("CDI") and other intangibles	24,053	14,755	25,054
Assets Quality Ratios:
Nonaccrual loans	$30,543	$7,645	$22,533
Accruing loans 90 days or more delinquent	251	432	2,117
Restructured loans	65	503	671
Other real estate owned and repossessed assets	6,748	1,581	4,415
Net loan charge-offs	1,467	620	4,282
Allowance for loan losses to nonperforming loans	75.42%	221.18%	90.31%
Allowance for loan losses to loans, net of unearned
income	1.13	1.13	1.13
Nonperforming assets ("NPA") to loans plus NPAs, net of unearned
income	1.81	0.61	1.47
NPAs to total assets	1.27	0.41	1.03
Net loan charge-offs to average loans(1)	0.29	0.15	0.24
Net loan charge-offs as a percentage of:
Provision for loan losses	78.37	87.94	94.30
Allowance for loan losses(1)	25.28	13.25	18.72

(1)- Annualized for the three-month periods ended March 31, 2008 and 2007.
(2)-Net interest income divided by average earning assets.
(3)-Calculated on a taxable equivalent basis.
(4)-Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5)-Noninterest income has been adjusted for changes in fair value of derivatives and investment security gains(losses).
(6)-Noninterest expense has been adjusted for CDI amortization, extinguishment of debt, termination of ESOP, merger related costs, management separation costs, losses on other real estate and the loss on sale of assets,

(7)-Efficiency ratio is calculated by dividing noninterest expense, adjusted for CDI amortization, merger related costs, extinguishment of debt, termination of ESOP, losses on other real estate and the loss on sale of assets, by noninterest income, adjusted for changes in fair values of derivatives and investment security gains (losses), plus net interest income on a fully tax equivalent basis.

(8)-Per share data has been retroactively restated to relect 1-for-4 reverse stock split effective April 28, 2008.

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except Per Share Data)

	For the Three-Month Period Ended
Reconciliation Table	March 31, 2008	March 31, 2007
Net income (GAAP)	$695	$2,298
Merger-related items, net of tax	68	201

Operating earnings (non-GAAP)	$763	$2,499

	As of
	March 31, 2008	March 31, 2007
Total stockholders' equity (GAAP)	$351,835	$278,531
Intangible assets (GAAP)	186,519	128,743
Total tangible equity (non-GAAP)	$165,316	$149,788

	For the Three-Month Period Ended
Other Financial Data of Subsidiary (Superior Bank)	March 31, 2008	March 31, 2007

Net income	$1,677	$3,283
Total stockholders equity	399,873	307,966
Return on average assets(1)	0.23%	0.56%
Return on average tangible assets(1)	0.25%	0.59%
Return on average stockholders' equity(1)	1.71%	4.34%
Return on average tangible equity(1)	3.24%	7.48%

(1) Annualized.